Exhibit 4.3

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is effective as of the date of the last signature below (the “Effective Date”), by and between Agenus Inc., a Delaware corporation (“Agenus”), and Celexion, LLC, a Delaware limited liability company (“Celexion”).

RECITALS

WHEREAS, Agenus, Celexion and each of Flagship Ventures Fund 2007 LP, Brian M. Baynes and Alexandria Equities, LLC previously entered into that certain Asset Purchase Agreement dated as of April 7, 2015, as amended, pursuant to which Agenus purchased certain assets from Celexion (the “Purchase Agreement”);

WHEREAS, Section 11.10 of the Purchase Agreement provides that the Purchase Agreement may be amended by a written instrument duly executed and delivered by Agenus and Celexion; and

WHEREAS, Agenus and Celexion now wish to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, Agenus and Celexion hereby agree as follows:

1. In accordance with Section 11.10 of the Purchase Agreement, the Purchase Agreement is hereby amended by deleting Section 4.1(b)(iv) and replacing it with the following:

“(iv) On November 9, 2017, Agenus shall issue to Celexion a stock certificate (or otherwise issue the shares through the transfer agent’s book-entry system) representing that certain number of whole shares of Common Stock equal in value to, or as close as possible without exceeding, $4,100,000, each share valued at a price per share equal to the simple average of the daily closing VWAP over the 20 trading days preceding the day prior to November 9, 2017 on the Nasdaq Stock Market as reported by Bloomberg”

2. In accordance with Section 11.10 of the Purchase Agreement, the Purchase Agreement is hereby amended by adding the following new sentence to the end of Section 5.9:

“With respect to the shares of Common Stock that Agenus is issuing to Celexion as Additional Consideration on November 9, 2017 pursuant to Section 4.1(b)(iv), Agenus shall file a new Registration Statement on Form S-3 on November 9, 2017 to cover such shares, and Agenus shall use all commercially reasonable efforts to cause such registration statement to become effective as soon as practicable following the filing thereof.”

3. Except as set forth in this Amendment, the Purchase Agreement shall remain in full force and effect.

4. This Amendment may be executed in counterparts, which, when taken together, shall constitute one agreement. If any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

AGENUS INC.

By:	/s/ Garo H. Armen
Name: Garo H. Armen
Title: Chairman and CEO
Date: June 26, 2017

CELEXION, LLC

By:	/s/ Brian M. Baynes
Name: Brian M. Baynes
Title: Chief Executive Officer
Date: July 7, 2017